EXHIBIT 4

HORIZON BANCORP 2013 OMNIBUS EQUITY INCENTIVE PLAN (Effective as of February 1, 2013) Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, IN 46204-2079 www.kriegdevault.com

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6.3.	Exercise of Affiliated SARs	15
6.4.	Exercise of Freestanding SARs	15
6.5.	SAR Award Agreement	15
6.6.	Expiration of SARs	16
6.7.	Payment of SAR Amount	16
6.8.	Termination of SAR	16

SECTION 7 RESTRICTED STOCK		16
7.1.	Grant of Restricted Stock	16
7.2.	Restricted Stock Award Agreement	16
7.3.	Transferability	16
7.4.	Other Restrictions	17
7.5.	Removal of Restrictions	18
7.6.	Voting Rights	18
7.7.	Return of Restricted Stock to Company	18
7.8.	Termination of Service	18

SECTION 8 PERFORMANCE UNITS AND PERFORMANCE SHARES		19
8.1.	Grant of Performance Units/Shares	19
8.2.	Value of Performance Units/Shares	19
8.3.	Performance Goals and Other Terms	19
8.4.	Earning of Performance Units/Shares	20
8.5.	Form and Timing of Payment of Performance Units/Shares	20
8.6.	Cancellation of Performance Units/Shares	20
8.7.	Termination of Service	20

SECTION 9 AMENDMENT, TERMINATION, AND DURATION		21
9.1.	Amendment, Suspension, or Termination	21
9.2.	Duration of this Plan and Shareholder Approval	21

SECTION 10 TAX WITHHOLDING		21
10.1.	Withholding Requirements	21
10.2.	Withholding Arrangements	21

SECTION 11 CHANGE IN CONTROL		22
11.1.	Change in Control	22
11.2.	Definition	22

SECTION 12 LEGAL CONSTRUCTION		23
12.1.	Gender and Number	23
12.2.	Severability	23
12.3.	Requirements of Law	23
12.4.	Governing Law	23
12.5.	Headings	23
12.6.	Mistake of Fact	23
12.7.	Evidence	23

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SECTION 13 MISCELLANEOUS		24
13.1.	No Effect on Employment or Service	24
13.2.	No Company Obligation	24
13.3.	Participation	24
13.4.	Liability and Indemnification	24
13.5.	Successors	25
13.6.	Beneficiary Designations	25
13.7.	Nontransferability of Awards	25
13.8.	No Rights as Shareholder	26
13.9.	Mitigation of Excise Tax	26
13.10.	Funding	26

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HORIZON BANCORP
2013 OMNIBUS EQUITY INCENTIVE PLAN

SECTION 1

PURPOSE AND DURATION

1.1.  Establishment of the Plan.  Horizon Bancorp, an Indiana corporation, hereby establishes an equity-based incentive compensation plan to be known as the Horizon Bancorp 2013 Omnibus Equity Incentive Plan, set forth in this document.  This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares.  This Plan and the grant of Awards hereunder are expressly conditioned upon the Plan’s approval by the shareholders of the Company.  The Plan is adopted effective as of February 1, 2013; however, no Options may be exercised, and no other Award may be exercised or otherwise paid until the Plan has been approved by a majority of the Shares of the Company represented at the shareholder’s meeting at which approval of the Plan is considered, as specified in Section 10.2.

1.2.  Purposes of the Plan.  The purposes of this Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of officers and employees who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3.  Definitions.  For purposes of this Plan, the following words and phrases will have the following meanings when capitalized in the Plan, including any Supplements, unless a different meaning is plainly required by the context:

1.3.1.  “1934 Act” means the Securities Exchange Act of 1934, as amended.  Reference to a specific section of the 1934 Act or regulation thereunder includes such section or regulation, any valid regulation promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.3.2.  “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by or under common control with the Company.

1.3.3.  “Affiliated SAR” means a SAR that is granted in connection with a related Option, and that automatically will be deemed to be exercised at the same time that the related Option is exercised.

1.3.4.  “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units or Performance Shares.

1.3.5.  “Award Agreement” means the written agreement which sets forth the terms and provisions applicable to each Award granted under this Plan.

1.3.6.  “Beneficiary” means the person or persons designated by a Participant to receive the benefits under this Plan, if any, which become payable as a result of the Participant’s death.

1.3.7.  “Board” or “Board of Directors” means the Board of Directors of the Company serving at the time that this Plan is approved by the shareholders of the Company or thereafter.

1.3.8.  “Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price of Options (a) through a “same day sale” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased in order to pay the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (b) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

1.3.9.  “Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Service for Cause, any act or failure to act which:  (a) results in removal or permanent prohibition of the Participant from participating in the conduct of Company’s or a /subsidiary’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1); or (b) permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement.  In the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “cause,” then “Cause” for purposes of this Plan will mean (i) the willful and continued failure of a Participant to perform his required duties as an Employee or Non-employee Director of the Company or any Subsidiary; (ii) any action by a Participant which involves willful misfeasance or gross negligence; (iii) the requirement of or direction by a federal or state regulatory agency which has jurisdiction over the Company or any Subsidiary to terminate the employment of a Participant; (iv) the conviction of a Participant of the commission of any criminal offense which involves dishonesty or breach of trust; (v) any intentional breach by a Participant of a material term, condition or covenant of any agreement between the Participant and the Company or any Subsidiary or (v) removal or permanent prohibition of the Participant from participating in the conduct of Company’s or a /subsidiary’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).

1.3.10.  “Change in Control” will have the meaning assigned to such term in Section 12.2.

1.3.11.  “Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future law, legislation or regulation amending, supplementing or superseding such section or regulation.

1.3.12.  “Committee” means the Compensation Committee of the Board serving on the date that this Plan is approved by the shareholders of the Company or thereafter.

1.3.13.  “Company” means Horizon Bancorp, an Indiana corporation and any successor thereto.  With respect to the definition of Performance Goals, the Committee, in its sole discretion, may determine whether “Company” means Horizon Bancorp and its Subsidiaries on a consolidated basis.

1.3.14.  “Covered Employee” means an Employee who, on the last day of the taxable year, is (i) the chief executive officer of the Company or is acting in such a capacity, or (ii) among the four highest compensated officers (other than the chief executive officer) for the taxable year.

1.3.15.  “Director” means any individual who is a member of the Board.

1.3.16.  “Disability” means a disability as determined for purposes of the Federal Social Security Act which qualifies the Participant for permanent disability insurance payments in accordance with such Act.  Disability for purposes of the Plan will not include any disability which is incurred while the Participant is on leave of absence because of military or similar service and for which a governmental pension is payable.

1.3.17.  “Effective Date” means February 1, 2013.

1.3.18.  “Employee” means all employees of the Company or an Affiliate, whether such employees are employed on the date that this Plan is adopted by the Board or become employed subsequent to such approval.

1.3.19.  “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

1.3.20.  “Fair Market Value” means the per share closing price for the Shares, as reported by the NASDAQ Stock Market or by such other exchange or market on which the Shares are then listed or regularly traded, determined as of the day on which the applicable Award is granted to a Participant.

1.3.21.  “Fiscal Year” means the annual accounting period of the Company.

1.3.22.  “Freestanding SAR” means a SAR that is granted independently of any Option.

1.3.23.  “Grant Date” means, with respect to any Award granted under this Plan, the date on which the Award was granted by the Committee, regardless if the Award Agreement to which the Award relates is executed subsequent to such date.

1.3.24.  “Incentive Stock Option” means an Option granted under this Plan to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.

1.3.25.  “NASD Dealer” means a broker-dealer who is a member of the National Association of Securities Dealers, Inc.

1.3.26.  “Non-employee Director” means any individual who is a member of the Board of Directors and who is not an employee of the Company.

1.3.27.  “Nonqualified Stock Option” means an Option granted under this Plan to purchase Shares which is not an Incentive Stock Option.

1.3.28.  “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

1.3.29.  “Option Period” means the period during which an Option will be exercisable in accordance with the applicable Award Agreement and Section 6.

1.3.30.  “Participant” means an Employee or Non-employee Director to whom an Award has been granted.

1.3.31.  “Performance Goals” means, except as otherwise provided in Sections 8.4.2 and 9.3.2, the goals which must be attained, as determined by the Committee in its sole discretion, utilizing the United States Treasury Department final “Guidance on Sound Incentive Compensation Policies” and any subsequent guidance hereafter provided by applicable statute, rule or regulation, for a Participant to earn an Award.  As determined by the Committee in its sole discretion, the Performance Goals applicable to each Award granted under the Plan to a Participant who is not a Covered Employee, will provide for a targeted level or levels of financial achievement with respect to one or more of the following business criteria:  (a) return on assets; (b) earnings before interest, taxes, depreciation and amortization (EBITDA); (c) net income; (d) total shareholder return; (e) return on equity; (f) Affiliate or division operating income; (g) pre- or after-tax income; (h) cash flow; (i) cash flow per share; (j) earnings per share (basic or diluted); (k) return on invested capital; (l) economic value added (or an equivalent metric); (m) share price performance; (n) improvement in or attainment of expense levels; and (o) improvement in or attainment of working capital levels.  The Performance Goals may differ from Participant to Participant and from Award to Award.  In the case of a Participant who is a Covered Employee, as described in the preceding sentence, the Performance Goal will be based on (i) return on equity; (ii) return on common equity, (iii) net income; (iv) compounded annual growth of assets; (v) return on assets or (vi) a combination of two or more of these measures.

1.3.32.  “Performance Period” means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.

1.3.33.  “Performance Share” means an Award granted to a Participant pursuant to Section 9.

1.3.34.  “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

1.3.35.  “Period of Restriction” means the period during which Shares of Restricted Stock are subject to transfer restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture.  As provided in Section 8, such restrictions may be based on the passage of time, the achievement of specific target levels of performance (in the case of “performance-based compensation” under Code Section 162(m)), or the occurrence of such other events as may be determined by the Committee in its sole discretion.

1.3.36.  “Plan” means the Horizon Bancorp 2013 Omnibus Equity Incentive Plan, as set forth in this document and as hereafter amended from time to time.

1.3.37.  “Restricted Stock” means an Award granted to a Participant pursuant to Section 8.

1.3.38.  “Retirement” means, in the case of an Employee, the termination of employment by a Participant on or after attaining age 65 for reasons other than Cause, death or Disability.

1.3.39.  “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.

1.3.40.  “Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Company.

1.3.41.  “Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in Section 4.6, or the stock of any successor to the Company which is so designated for the purposes of the Plan.

1.3.42.  “Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option, that is designated as a “SAR” pursuant to Section 7.

1.3.43.  “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company.  For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.  A Subsidiary includes any Subsidiary of the Company as of the Effective Date and each entity that becomes a Subsidiary of the Company after the Effective Date.

1.3.44.  “Tandem SAR” means a SAR that is granted in tandem with a related Option, the exercise of which will require forfeiture of the right to exercise such Option and to purchase an equal number of Shares under the related Option; and, when a Share is purchased pursuant to the exercise of such Option, the SAR will be forfeited to the same extent.

1.3.45.  “Termination of Service” in the case of an Employee, means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an Employee of the Company or an Affiliate, including, but not limited to, death, Disability, Retirement, termination by the Company or an Affiliate of the Participant’s employment with the Company or an Affiliate (whether with or without Cause) and voluntary resignation or termination by the Participant of his or her employment with the Company or an Affiliate.  A Termination of Service will also occur with respect to an Employee who is employed by an Affiliate if the Affiliate ceases to be an Affiliate of the Company and the Participant does not immediately thereafter become an Employee of the Company or another Affiliate.  For purposes of this Plan, transfers or changes of employment of a Participant between the Company and an Affiliate (or between Affiliates) will not be deemed a Termination of Service.  “Termination of Service” in the case of a Non-employee Director means the failure to be reelected to the Board or resignation or removal from the Board.

SECTION 2

ADMINISTRATION

2.1.  The Committee.  This Plan will be administered by the Committee.  The decision or action of a majority of the actual number of members of the Committee will constitute the decision or action of the Committee.  The Committee will consist of not less than three Directors.  The members of the Committee will be appointed from time to time by, and will serve at the pleasure of, the Board.  The Committee will be comprised solely of Directors who are (a) “nonemployee directors” under Rule 16b-3, and (b) “outside directors” as described in Treasury Regulation Section 1.162-27(e)(3), and (c) “independent” under the director independence requirements of the NASDAQ Stock Market or, if it changes, the principal securities exchange or market on which the share are then traded or listed.  Failure of the Committee to be so comprised will not result in the cancellation, termination, expiration or lapse of any Award.

2.2.  Authority of the Committee.  Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee will have full power and discretion to: (a) select Employees and Non-employee Directors who will participate in the Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards in a manner consistent with this Plan; (d) construe and interpret this Plan, all Award Agreements and any other agreements or instruments entered into under this Plan; (e) establish, amend or waive rules and regulations for the Plan’s administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in this Plan; provided however, the Committee may only accelerate the exercisability or vesting of an Award in connection with a Participant’s death, Disability, Retirement, or in connection with a Change in Control.  The Committee may also accelerate the exercisability or vesting of an Award to the extent such actions involve an aggregate number of Shares not in excess of five percent of the number of Shares initially available for Awards.

2.3.  Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to grants to Section 16 Persons, (b) in any way which would jeopardize this Plan’s qualification under Code Section 162(m) or Rule 16b-3 or (c) adversely impact Awards under Rule 16b-3.

2.4.  Decisions Binding.  All determinations and decisions made by the Committee, the Board and any delegate of the Committee pursuant to Section 3.3 will be final, conclusive and binding on all persons, including the Company and Participants.  No such determinations will be subject to de novo review if challenged in court.

2.5.  Considerations in Establishing Performance Goals.  In determining appropriate Performance Goals and the relative weight accorded each Performance Goal, the Committee must:

2.5.1.  Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks; and

2.5.2.  Monitor the success of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

SECTION 3

SHARES SUBJECT TO THIS PLAN

3.1.  Number of Shares.

3.1.1.  Maximum Number.  Subject to adjustment as provided in Section 4.6, the maximum number of Shares cumulatively available for issuance under this Plan pursuant to the: (a) exercise of Options; (b) grant of Affiliated, Freestanding and Tandem SARs; (c) grant of Shares of Restricted Stock; and (d) payment of Performance Units and Performance Shares, will not exceed Six Hundred Ninety-One Thousand Seven Hundred (691,700) Shares (consisting of Two Hundred Thousand (200,000) new Shares plus Four Hundred Ninety-One Thousand Seven Hundred (491,700) Shares rolled over and unused from the expired Horizon Bancorp 2003 Omnibus Equity Incentive Plan); plus (i) shares under Horizon Bancorp 2003 Omnibus Equity Incentive Plan that are forfeited, cancelled or expire unexercised; (ii) Shares tendered (actually or by attestation) to the Company in connection with the exercise of Options; (iii) Shares purchased by the Company in the open market or otherwise using the cash proceeds upon the exercise of Options; (iv) Shares settled hereunder in cash; (v) Shares withheld pursuant to Section 11; and (vi) the number of Shares equal to the value, as determined by the Committee in its sole discretion, of the income tax deductions recognized by the Company in connection with the exercise of Non-Qualified Stock Options and disqualifying dispositions of Shares acquired on the exercise of Incentive Stock Options, determined as of the date on which the Company’s federal income tax return is filed less the total number of Shares previously issued under this Plan, and less the total number of Shares then subject to outstanding Options or other Awards.  The foregoing share reserve will be supplemented by an additional number of Shares that remain in acquired company plans that are assumed by the Company.

3.1.2.  Limits Based on Award Type.  In calculating the number of Shares available for issuance under this Plan, (a) no more than One Hundred Thousand (100,000) Shares will be cumulatively available for the grant of Incentive Stock Options under this Plan, (b) no more than Four Hundred Thousand (400,000) Shares will be available for the grant of non-Option Awards, (c) during any Fiscal Year, no Participant will be granted an Award for more than One Hundred Thousand (100,000) Shares, and (d) no Participant will receive Performance Units or Performance Shares under Section 9 having an initial value greater than One Million Dollars ($1,000,000).  Shares issued under this Plan may be either authorized but unissued Shares, treasury Shares or reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine in its sole discretion.

3.1.3.  Forfeited and Unpurchased Shares.  Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.  If the exercise price of any Option is satisfied by tendering Shares (by either actual delivery or attestation), only the number of Shares actually issued, net of the Shares tendered, will be deemed issued for purposes of determining the number of Shares available for Awards under this Plan.  Additionally, if Shares are withheld pursuant to Section 11.2, only the number of Shares actually issued, net of the Shares withheld, will be deemed issued for purposes of determining the number of Shares available for Awards under this Plan.

3.2.  Release of Shares.  Subject to the limitations set forth in this Plan, the Committee will have full authority to determine the number of Shares available for Awards and, in its sole discretion, may include (without limitation) as available for distribution (a) any Shares that have ceased to be subject to an Award; (b) any Shares subject to an Award that have been previously forfeited; (c) any Shares under an Award that otherwise terminates without the issuance of Shares being made to a Participant; (d) any Shares that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation; or (e) any Shares repurchased by the Company in the open market or otherwise, having an aggregate repurchase price no greater than the amount of cash proceeds received by the Company from the exercise of Options granted under this Plan.  Any Shares that are available immediately prior to the termination of the Plan, or any Shares returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

3.3.  Restrictions on Shares.  Shares issued upon exercise of an Award will be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its sole discretion may determine and provide in the Award Agreement.  The Company will not be required to issue or deliver any certificates for Shares, cash or other property prior to the (a) listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded), and (b) completion of any registration or qualification of such shares under federal, state, local or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable.  The Company may cause any certificate for any Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in this Plan or as the Committee may otherwise require.  Participants, or any other persons entitled to benefits under this Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering this Plan.  The benefits under this Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he promptly signs any document reasonably related to the administration of this Plan requested by the Committee.  No fractional Shares will be issued under this Plan; rather, fractional shares will be aggregated and then rounded to the next lower whole Share.

3.4.  Shareholder Rights.  Except with respect to Restricted Stock as provided in Section 8 and dividend rights as provided in Section 4.5, no person will have any rights of a shareholder (including, but not limited to, voting rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee in its sole discretion, such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.  Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer.  No payment or adjustment will be made for rights for which the record date is prior to the date such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as otherwise provided herein or in an Award Agreement.

3.5.  Dividends and Dividend Equivalents.  The Committee may provide that Awards denominated in Shares earn dividends or dividend equivalents.  Such dividends and dividend equivalents may be paid currently in cash or Shares or may be credited to an account established by the Committee in the Participant’s name.  In addition, dividends or dividend equivalents paid on outstanding Awards or issued Shares may be credited to such account rather than paid currently.  Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.  Notwithstanding the foregoing, dividends or dividend equivalents on unvested portions of Awards whose vesting is subject to the achievement of specified Performance Goals may, as set forth in an Award Agreement, be subject to the same restrictions as the underlying Shares or units to which such dividends or dividend equivalents relate.

3.6.  Changes in Stock.

3.6.1.  Substitution of Stock and Assumption of Plan. In the event of any change in the Shares by virtue of any stock dividends, stock splits, recapitalizations or reclassifications or any acquisition, merger, consolidation, share exchange, tender offer or other combination involving the Company that does not constitute a Change in Control but that results in the acquisition of a Subsidiary by the Company, or in the event that other stock is substituted for the Shares as the result of any merger, consolidation, share exchange or reorganization or any similar transaction which constitutes a Change in Control of the Company, the Committee will correspondingly adjust the (a) number, kind and class of Shares which may be delivered under this Plan, (b) number, kind, class and price of Shares subject to outstanding Awards (except for mergers or other combinations in which the Company is the surviving entity), and (c) numerical limits of Sections 4.1, 6.1, 7.1, 8.1 and 9.1, all in such manner as the Committee in its sole discretion determines to be advisable or appropriate to prevent the dilution or diminution of such Awards; provided, however, in no event will the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options contained in Section 6.1 be affected by an adjustment under this Section 4.6.1.  The Committee’s determinations under this Section 4.6.1 will be final and conclusive.

3.6.2.  Conversion of Shares.  In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the “Successor”), the kind of shares of stock which are subject to this Plan and to each outstanding Award will, automatically by virtue of such Change in Control, be converted into and replaced by securities of the Successor, having full voting, dividend, distribution, preference and liquidation rights, and the number of shares subject to an Award, the calculation of an Award’s value and the purchase price per share upon exercise of the Award will be correspondingly adjusted so that, by virtue of such Change in Control of the Company, each Participant will (a) in the case of Options, have the right to purchase (i) that number of shares of stock of the Successor which have a Fair Market Value, as of the date of such Change in Control of the Company, equal to the Fair Market Value, as of the date of such Change in Control of the Company, of the Shares of the Company theretofore subject to each Option, and (ii) for a purchase price per share which, when multiplied by the number of shares of stock of the Successor subject to each Option, will equal the aggregate exercise price at which the Participant could have acquired all of the Shares previously optioned to the Participant; and (b) in the case of Awards other than Options, Performance Shares and Performance Units, have the right to receive that number of shares of stock of the Successor which have a Fair Market

Value, as of the date of such Change in Control of the Company, equal to the Fair Market Value, as of the date of the Change in Control of the Company, of the Shares of the Company to which each Award relates.  The Committee, in its sole discretion, will determine the method by which Awards of Performance Shares and Performance Units will be adjusted due to a Change in Control of the Company.  Shares issued in connection with the Awards that are assumed, converted or substituted under this Section 4.6.2 will not reduce the number of Shares reserved for issuance under Section 4.1.

3.7.  Book-Entry Securities.  The Company shall have the right to maintain all Awards in book-entry form in the name of the Participant until such time as such Awards shall have been vested and the requirements of Section 3.3 have been met.

SECTION 4

ELIGIBILITY

4.1.  Eligibility.  Except as herein provided, the individuals who are eligible to participate in this Plan and be granted Awards are those individuals who are Employees of the Company or any Affiliate and Non-employee Directors of the Company.  The Committee may, from time to time and in its sole discretion, select Employees and Non-employee Directors of the Company to be granted Awards and will determine the terms and conditions with respect thereto.  In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the Employees or Non-employee Director to the Company or its Affiliates, the value of the Employee or Non-employee Director’s services (past, present and future) to the Company or its Affiliates and such other factors deemed relevant by the Committee in its sole discretion.  An Employee or Non-employee Director will become a Participant in this Plan as of the date specified by the Committee.  A Participant can be removed as an active Participant by the Committee effective as of any date; provided, however, that no such removal will adversely affect any Award previously granted to the Participant.

4.2.  No Contract of Employment.  Neither this Plan nor any Award Agreement executed hereunder will constitute a contract of employment between an Employee and the Company or an Affiliate, and participation in this Plan will not give an Employee the right to be rehired by or retained in the employment of the Company or an Affiliate.

4.3.  No Right to Be Retained on Board.  Neither this Plan nor any Award Agreement executed hereunder will give any Director the right to be retained, nominated or re-elected as a Director.

SECTION 5

STOCK OPTIONS

5.1.  Grant of Options.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Options to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, may determine.  The Committee may grant Incentive Stock Options, Nonqualified Stock Options or any combination thereof; provided, however, Non-employee Directors may not be granted Incentive Stock Options.  Subject to the terms and provisions of this Plan, the Committee, in its sole discretion, will determine the number of Shares subject to each Option; provided, however, no Participant may be granted Incentive Stock Options under this Plan which would result in Shares with an aggregate Fair Market Value (measured on the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year.

5.2.  Option Award Agreement.  Each Award of an Option will be evidenced by an Award Agreement that will specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option and such other terms and conditions as the Committee, in its sole discretion, determines.  The Award Agreement will also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.  All grants of Options intended to constitute Incentive Stock Options will be made in accordance, and all Award Agreements pursuant to which Incentive Stock Options are granted will comply, with the requirements of Code Section 422.

5.3.  Exercise Price.  The Exercise Price for each Option will be determined by the Committee under this Section 6.3; provided, however, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval.

5.3.1.  Nonqualified Stock Options.  In the case of a Nonqualified Stock Option, the Exercise Price per Share will be determined by the Committee; provided, however, in no event will the Exercise Price be less than 100 percent of the Fair Market Value of the Shares to which the Nonqualified Stock Option relates, determined as of the Grant Date.

5.3.2.  Incentive Stock Options.  In the case of an Incentive Stock Option, the Exercise Price will be not less than 100 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates determined as of the Grant Date; provided, however, that if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price will be not less than 110 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates, determined as of the Grant Date.

5.3.3.  Substitute Options.  Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer.  If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a), shall determine the Exercise Price of such substitute Options.  In carrying out the provisions of this Section 6.3.3, the Committee will apply the principles contained in Section 4.6.

5.4.  Duration of Options.  Subject to the terms and provisions of Sections 10 and 12, the Option Period with respect to each Option will commence and expire at such times as the Committee provides in the Award Agreement, provided that:

(a)  Incentive and Nonqualified Stock Options will not be exercisable later than the tenth anniversary of their respective Grant Dates;

(b)  Incentive Stock Options granted to an Employee who possesses more than 10 percent of the total combined voting power of all classes of Shares of the Company, taking into account the attribution rules of Code Section 422(d), will not be exercisable later than the fifth anniversary of their Grant Date(s); and

(c)  Subject to the limits of this Section 6, the Committee may, in its sole discretion, after an Option is granted, extend the maximum term of the Option to a date not later than the earlier of (i) the end of the Option Period of the Options or (ii) the tenth anniversary of the Grant Date.  Any such extension of an Option pursuant to this subsection will comply with the requirements of Code Section 409A, if applicable.

5.5.  Exercisability of Options.  Subject to the provisions of Section 12 and this Section 6, all Options granted under this Plan will be exercisable at such times, under such terms and subject to such restrictions and conditions as the Committee determines in its sole discretion and as specified in the Award Agreements to which the Options relate.  After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6.  Method of Exercise.  Subject to the provisions of this Section 6 and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the Option Period to which the Option relates by giving written notice to the Company of exercise on a form provided by the Committee (if available).  Such notice will specify the number of Shares subject to the Option to be purchased and will be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept.  If permitted by the applicable Award Agreement, payment in full or in part may also be made by:

(a)  Delivering Shares already owned by the Participant that have a total Fair Market Value on the date of such delivery equal to the total Exercise Price;

(b)  The delivery of cash by a broker-dealer as a Cashless Exercise, if permitted by the Committee and the applicable Award Agreement;

(c)  Reducing the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value that does not exceed the aggregate exercise price for the Shares exercised under this method.  Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the exercise price of an Option under the “net exercise” method discussed in this Section 6.6(c), (ii) Shares actually delivered to the Participant as a result of such exercise and (iii) any Shares withheld for purposes of tax withholding; or

(d)  Any combination of the foregoing.

If payment of the Exercise Price of an Option is made in whole or in part in the form of Restricted Stock, a number of the Shares to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the Exercise Price will be subject to the same forfeiture restrictions or deferral limitations to which the Restricted Stock was subject, unless otherwise determined by the Committee in its sole discretion.

No Shares will be issued until full payment therefor has been made.  Subject to any forfeiture restrictions or deferral limitations that may apply if an Option is exercised using Restricted Stock, a Participant will have all of the rights of a shareholder of the Company holding the class of Shares subject to the Option (including, if applicable, the right to vote the Shares) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.

5.7.  Restrictions on Share Transferability.  In addition to the restrictions imposed by Section 14.7, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate in its sole discretion, including, but not limited to, restrictions related to applicable Federal and state securities laws and the requirements of the NASDAQ Stock Market or any other national securities exchange or market on which Shares are then listed or traded.

5.8.  Termination by Reason of Death, Disability or Retirement.  Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service due to death, Disability or Retirement, any unexpired and unexercised Options held by such Participant will thereafter be fully exercisable until the expiration of the Option Period.

5.9.  Other Termination.  Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service that is involuntary on the part of the Participant (but is not due to death or Disability and is not with Cause) or is voluntary on the part of the Participant (but is not due to Retirement), any Options held by such Participant will terminate on the Termination of Service, except that such Options, to the extent exercisable at the time of Termination of Service, may be exercised until the expiration of the shorter of the following two periods:  (a) the 30 consecutive-day period commencing on the date of Termination of Service, or (b) the date on which the Option Period expires.  If a Participant incurs a Termination of Service which is with Cause, all of his Options, whether or not exercisable, will terminate immediately as of the date of such Termination of Service.

5.10.  Special Provision for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, an Incentive Stock Option will not be exercisable more than (a) three months after the Participant’s Termination of Service for any reason other than Disability, or (b) one year after the Participant’s Termination of Service by reason of Disability.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1.  Grant of SARs.  Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant SARs to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, determines.  The Committee, in its sole discretion, may grant Affiliated SARs, Freestanding SARs, Tandem SARs or any combination thereof.

6.1.1.  Number of Shares.  Subject to the limitations of Section 4, the Committee will have complete discretion to determine the number of SARs granted to any Participant.

6.1.2.  Exercise Price and Other Terms.  The Committee, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of SARs granted under this Plan; provided, however, the Exercise Price of a Freestanding SAR will be not less than 100 percent of the Fair Market Value of a Share on the Grant Date and the Exercise Price of Tandem or Affiliated SARs will be equal to the Exercise Price of the Option to which such SAR relates.

6.2.  Exercise of Tandem SARs.  Tandem SARs may be exercised with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option.  A Tandem SAR may be exercised only with respect to the Shares to which its related Option is then exercisable.  With respect to a Tandem SAR granted in connection with an Incentive Stock Option, the following requirements will apply: (a) the Tandem SAR will expire not later than the date on which the underlying Incentive Stock Option expires; (b) the value of the payout with respect to the Tandem SAR will be no more than 100 percent of the difference between the Exercise Price of the underlying Incentive Stock Option and 100 percent of the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option to which the Tandem SAR relates exceeds the Exercise Price of the Incentive Stock Option.

6.3.  Exercise of Affiliated SARs.  An Affiliated SAR will be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates.  The deemed exercise of an Affiliated SAR will not reduce the number of Shares subject to the related Option.

6.4.  Exercise of Freestanding SARs.  Freestanding SARs will be exercisable on such terms and conditions as the Committee, in its sole discretion, specifies in the applicable Award Agreement.

6.5.  SAR Award Agreement.  Each SAR will be evidenced by an Award Agreement that specifies the exercise price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR and such other terms and conditions as the Committee, in its sole discretion, determines.  The Award Agreement will also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR or a combination thereof.

6.6.  Expiration of SARs.  Each SAR granted under this Plan will expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement; provided, however, that no SAR will be exercisable later than the tenth anniversary of its Grant Date.  Notwithstanding the foregoing, the terms and provisions of Section 6.4 will also apply to Affiliated and Tandem SARs.

6.7.  Payment of SAR Amount.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)  The positive difference between the Fair Market Value of a Share on the date of exercise and the exercise price; by

(b)  The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, the payment may be in cash, in Shares which have a Fair Market Value equal to the cash payment calculated under this Section 7.7, or in a combination of cash and Shares.

6.8.  Termination of SAR.  An Affiliated or Tandem SAR will terminate at such time as the Option to which such SAR relates terminates.  A Freestanding SAR will terminate at the time provided in the applicable Award Agreement.

SECTION 7

RESTRICTED STOCK

7.1.  Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, determines.  Subject to the limitations of Section 4, the Committee, in its sole discretion, will determine the number of Shares of Restricted Stock to be granted to each Participant.

7.2.  Restricted Stock Award Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that specifies the Period of Restriction, the number of Shares granted and such other terms and conditions as the Committee, in its sole discretion, determines.  Unless the Committee in its sole discretion determines otherwise, Shares of Restricted Stock will be held by the Company, and will not be delivered to any Participant until the end of the applicable Period of Restriction.

7.3.  Transferability.  Except as provided in Section 6.6, Section 14.7, and this Section 8, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.

7.4.  Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Section 8.

7.4.1.  General Restrictions.  The Committee may impose restrictions on Restricted Stock based upon any of the following criteria:  (a) the achievement of specific Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant or other Performance Goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion; provided, however, except for (i) Awards of deferred Shares received in lieu of other Awards, (ii) Awards made to Employees to replace their awards from a prior employer that were forfeited upon the acquisition of the prior employer by the Company, and (iii) the Participant’s death, Retirement or Disability, the required period of service for full vesting will be not less than three years.

7.4.2.  Section 162(m) Performance Restrictions.  Notwithstanding any other provision of this Section 8.4.2 to the contrary, for purposes of qualifying grants of Restricted Stock as “performance-based compensation” to Covered Employees under Code Section 162(m), the Committee will establish restrictions based upon the achievement of Performance Goals.  The specific targets under the Performance Goals that must be satisfied for the Period of Restriction to lapse or terminate will be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Code Section 162(m).  The Performance Goals for a Covered Employee under this Section 8.4.2 will be one or more of the business criteria listed under Section 2.31.  In granting Restricted Stock that is intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee will follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock as “performance-based compensation” under Code Section 162(m).

7.4.3.  Legend on Certificates.  The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions.  For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock will bear the following legend:

“THE SALE, PLEDGE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE HORIZON BANCORP 2013 OMNIBUS EQUITY INCENTIVE PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER.  A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF HORIZON BANCORP.”

7.5.  Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released to a Participant as soon as practicable after the end of the applicable Period of Restriction.  Except in the case of grants of Restricted Stock to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated except as provided in Section 12.1), the Committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or remove any restrictions.  After the end of the applicable Period of Restriction, the Participant will be entitled to have any restrictive legend or legends placed on the Shares under Section 8.4.3 removed from his or her Share certificate.

7.6.  Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

7.7.  Return of Restricted Stock to Company.  On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction will revert to the Company and thereafter will be available for the grant of new Awards under this Plan.

7.8.  Termination of Service.  Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s Termination of Service due to death, Disability or Retirement during the Period of Restriction, the restrictions on his Shares of Restricted Stock will lapse and the Participant (or his or her Beneficiary) will, on the date of such Termination of Service, be fully vested in the Restricted Stock.  Unless otherwise provided in an Award Agreement or this Plan, in the event of a Participant’s Termination of Service for any reason during the Period of Restriction other than a Termination of Service due to death, Disability or Retirement, all Shares of Restricted Stock still subject to restriction will be forfeited by the Participant and thereafter be available for the grant of new Awards under this Plan; provided, however, that the Committee will have the sole discretion to waive, in whole or in part, subject to the restrictions of Section 8.4.1, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.  Notwithstanding any other provision of this Section 8 to the contrary, in the case of grants of Restricted Stock to Covered Employees that the Committee intends to qualify as “performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated, except as provided in Section 12.1), no shares of Restricted Stock will become vested unless the applicable Performance Goals have first been met; provided, further, that the Committee will not waive any restrictions with respect to such Restricted Stock.  If the vesting of shares of Restricted Stock is accelerated after the applicable Performance Goals have been met, the amount of Restricted Stock distributed will be discounted by the Committee to reasonably reflect the time value of money in connection with such early vesting.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1.  Grant of Performance Units/Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units or Performance Shares to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, determines.  Subject to the limitations of Section 4, the Committee will have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant.

8.2.  Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Committee on or before the Grant Date.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3.  Performance Goals and Other Terms.  The Committee will set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant.  Each Award of Performance Units or Performance Shares will be evidenced by an Award Agreement that specifies the number of Performance Units or Performance Shares, the Performance Period, the Performance Goals and such other terms and conditions as the Committee, in its sole discretion, determines.

8.3.1.  General Performance Goals.  The Committee may set Performance Goals based upon (a) the achievement of Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant or other Performance Goals; (b) in either absolute terms or relative to the performance of one or more comparable companies or an index which includes several companies; (c) applicable Federal or state securities laws; or (d) any other basis determined by the Committee in its sole discretion.  Measurement of Performance Goals may exclude impact of charges for restructuring, discontinued operations, extraordinary items, other unusual or non-recurring items and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles.

8.3.2.  Code Section 162(m) Performance Objectives.  Notwithstanding any other provision of this Section 9.3.2 to the contrary, for purposes of qualifying grants of Performance Units or Performance Shares to Covered Employees as “performance-based compensation” under Code Section 162(m), the Committee will establish the specific targets under the Performance Goals applicable to Performance Units or Performance Shares.  Such targets under the Performance Goals will be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares, as the case may be, to qualify as “performance-based compensation” under Code Section 162(m).  The Performance Goals for a Covered Employee under this Section 9.3.2 will be one or more of the business criteria listed under Section 2.31.  In granting Performance Units or Performance Shares to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee will follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Performance Units or Performance Shares, as the case may be, as “performance-based compensation” under Code Section 162(m).

8.4.  Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Goals have been achieved.  Except in the case of Performance Goals applicable to Performance Units or Performance Shares granted to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (which cannot be reduced or waived except as provided in Section 12.1), after the grant of a Performance Unit or Performance Share, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Performance Unit or Performance Share.

8.5.  Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units or Performance Shares will be made as soon as practicable in the calendar year after the end of the applicable Performance Period.  The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period) or a combination thereof.

8.6.  Cancellation of Performance Units/Shares.  On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares which have not been earned or vested will be forfeited and thereafter be available for the grant of new Awards under this Plan.

8.7.  Termination of Service.  Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s Termination of Service due to death, Disability or Retirement during a Performance Period, the Participant (or his Beneficiary) will receive the earned Performance Units or Performance Shares which relate to such Performance Period.  Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s Termination of Service for any other reason, all Performance Units or Performance Shares will be forfeited and thereafter be available for the grant of new Awards under this Plan.  Distribution of earned Performance Units or Performance Shares will be made at the same time payments are made to Participants who did not incur a Termination of Service during the applicable Performance Period.  Notwithstanding any other provision of this Section 9 to the contrary, in the case of Awards of Performance Units or Performance Shares to Covered Employees that the Committee intends to qualify as performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated except as provided in Section 12.1), no Performance Units or Performance Shares will become vested until the applicable Performance Goals have been met.

SECTION 9

AMENDMENT, TERMINATION, AND DURATION

9.1.  Amendment, Suspension, or Termination. The Board may supplement, amend, alter or discontinue this Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration or discontinuation will be made which would impair the rights of a Participant under an Award without the Participant’s consent, except that any supplement, amendment, alteration or discontinuation may be made to (a) avoid a material charge or expense to the Company or an Affiliate, (b) cause this Plan to comply with applicable law, or (c) permit the Company or an Affiliate to claim a tax deduction under applicable law.  In addition, subject to the provisions of this Section 10.1, the Board, in its sole discretion at any time and from time to time, may supplement, amend, alter or discontinue this Plan without the approval of the Company’s shareholders (a) to the extent such approval is not required by applicable law or the terms of a written agreement, and (b) so long as any such amendment or alteration does not increase the number of Shares subject to this Plan (other than pursuant to Section 4.6) or increase the maximum number of Options, SARs, Shares of Restricted Stock, Performance Units or Performance Shares that the Committee may award to an individual Participant under this Plan.  The Committee may supplement, amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section 10.1, and further subject to any approval or limitations the Board may impose.  Notwithstanding the foregoing, in no event may the Board or the Committee amend the repricing provisions of the Plan or any Award without approval of the Company’s shareholders.

9.2.  Duration of this Plan and Shareholder Approval.  This Plan will be effective on the Effective Date and, subject to Section 10.1 (regarding the Board’s right to supplement, amend, alter or discontinue this Plan), will remain in effect until the tenth anniversary thereof.  No Option will be exercised and no other Award will be exercised or otherwise paid hereunder until this Plan has been approved by the holders of at least a majority of the outstanding Shares represented in person or by proxy at a meeting at which approval of this Plan is considered; and provided further, no Incentive Stock Option may be granted under this Plan after the tenth anniversary of the Effective Date.

SECTION 10

TAX WITHHOLDING

10.1.  Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Federal, state and local income and employment taxes required by applicable law to be withheld with respect to the payment or exercise of such Award.  In no event will any amount withheld be in an amount that would require the Company to incur accounting charges.

10.2.  Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy a tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld.  The amount of the withholding requirement will be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined, based upon minimum statutory requirements, by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date the amount of income tax to be withheld is determined.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

SECTION 11

CHANGE IN CONTROL

11.1.  Change in Control.  Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, all Awards granted under this Plan that then are outstanding and that either are not then exercisable or are subject to any restrictions or Performance Goals will, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, and all restrictions and Performance Goals will be removed, as of the first date that the Change in Control has been deemed to have occurred, and will remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.

11.2.  Definition.  For purposes of Section 12.1, a “Change in Control” of the Company will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:

(a)  Any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

(b)  Any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company;

(c)  Any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or Horizon Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or any subsidiary) of shares of stock which represent more than 25 percent of the voting power of the Company or Horizon Bank;

(d)  During any period of two consecutive years, individuals who at the date of the adoption of the Plan constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office;

Notwithstanding the foregoing, a Change in Control of the Company (i) will not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock; (ii) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16 Persons; or (iii) will not occur due to stock ownership by the Horizon Bancorp Employee Stock Ownership Plan Trust Agreement, which forms a part of the Horizon Bancorp Employee Stock Ownership Plan, the Horizon Bancorp Employee’s Thrift Plan Trust Agreement, which forms a part of the Horizon Bancorp Employee’s Thrift Plan, or any other employee benefit plan.

SECTION 12

LEGAL CONSTRUCTION

12.1.  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.

12.2.  Severability.  In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

12.3.  Requirements of Law.  The grant of Awards and the issuance of Shares under this Plan will be subject to all applicable statutes, laws, rules and regulations and to such approvals and requirements as may be required from time to time by any governmental authorities or any securities exchange or market on which the Shares are then listed or traded.

12.4.  Governing Law.  Except to the extent preempted by the Federal laws of the United States of America, this Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules (whether of the state of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the state of Indiana.

12.5.  Headings.  The descriptive headings and sections of this Plan are provided herein for convenience of reference only and will not serve as a basis for interpretation or construction of this Plan.

12.6.  Mistake of Fact.  Any mistake of fact or misstatement of facts will be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.

12.7.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 13

MISCELLANEOUS

13.1.  No Effect on Employment or Service.  Neither this Plan nor the grant of any Awards or the execution of any Award Agreement will confer upon any Participant any right to continued employment by the Company, retention on or nomination to the Board or will interfere with or limit in any way the right of the Company to terminate any Employee’s employment or service at any time, with or without Cause, or removal from the Board.  Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Employee and the Company or an Affiliate, as the case may be.  If there is any conflict between the provisions of this Plan and an employment or severance agreement between a Participant and the Company, the provisions of such employment or severance agreement will control, including, but not limited to, the vesting and forfeiture of any Awards.

13.2.  No Company Obligation.  Unless required by applicable law, the Company, an Affiliate, the Board of Directors and the Committee will not have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder will have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with the receipt, exercise or distribution of an Award.  In addition, the Company, an Affiliate, the Board, the Committee and any attorneys, accountants, advisors or agents for any of the foregoing will not provide any advice, counsel or recommendation to any Participant with respect to, without limitation, any Award, any exercise of an Option or any tax consequences relating to an Award.

13.3.  Participation.  No Employee or Non-employee Director will have the right to be selected to receive an Award under this Plan or, having been selected, to be selected to receive a future Award.  Participation in the Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

13.4.  Liability and Indemnification.  No member of the Board, the Committee or any officer or employee of the Company or any Affiliate will be personally liable for any action, failure to act, decision or determination made in good faith in connection with this Plan.  By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment and exercise thereof.  Each person who is or was a member of the Committee, or of the Board, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement; and (b) any and all amounts paid by him in settlement thereof, with the Company’s prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf.  The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.5.  Successors.  All obligations of the Company under this Plan, with respect to Awards granted hereunder, are binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company.

The Company will not, and will not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of this Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company and its Successor (as defined in Section 4.6.2) hereunder.

13.6.  Beneficiary Designations.  Any Participant may designate, on such forms as may be provided by the Committee for such purpose, a Beneficiary to whom any vested but unpaid Award will be paid in the event of the Participant’s death.  Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s spouse, if any, and the to the Participant’s estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the spouse, if any, and if not by the administrator or executor of the Participant’s estate.

13.7.  Nontransferability of Awards.  Except as provided in Sections 14.7.1 and 14.7.2, no Award under this Plan can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution.  In addition, no Award under this Plan will be subject to execution, attachment or similar process.  Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement will be null and void ab initio and of no force or effect whatsoever.  All rights with respect to an Award granted to a Participant will be exercisable during his lifetime only by the Participant.

13.7.1.  Limited Transfers of Nonqualified Stock Options.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to (a) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of Immediate Family Members, or (c) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, “Eligible Transferees”); provided, however, in the event the Committee permits the transferability of Nonqualified Stock Options granted to the

Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke or restrict, without the prior consent, authorization or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee.  An Option that is transferred to an Immediate Family Member will not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member.  Incentive Stock Options granted under this Plan are not transferable pursuant to this Section 14.7.

13.7.2.  Exercise by Eligible Transferees.  In the event that the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Section 14.7.1, the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options.  The Participant, or in the event of his death, the Participant’s estate, will remain liable for all federal, state, local and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.

13.8.  No Rights as Shareholder.  Except to the limited extent provided in Sections 4.5 and 8.6, no Participant (or any Beneficiary) will have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).

13.9.  Mitigation of Excise Tax. Subject to any other agreement providing for the Company’s indemnification of the tax liability described herein, if any payment or right accruing to a Participant under this Plan (without the application of this Section 14.9), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate would constitute a “parachute payment,” as defined in Code Section 280G and regulations thereunder, such payment or right will be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G.  The determination of whether any reduction in the rights or payments under this Plan is to apply will be made by the Committee in good faith after consultation with the Participant, and such determination will be conclusive and binding on the Participant.  The Participant will cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.

13.10.  Funding.  Benefits payable under this Plan to any person will be paid by the Company from its general assets.  Shares to be issued hereunder will be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof.  Neither the Company nor any of its Affiliates will be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan.  The Company or any of its Affiliates may, however, in its sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan.  Any such action or set-aside will not be deemed to create a trust of any kind between the Company and any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits.  Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Horizon Bancorp 2013 Omnibus Equity Incentive Plan to be executed by its officers thereunder duly authorized, this 18th day of June, 2013, but effective as of February 1, 2013.

HORIZON BANCORP
		By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer
ATTEST:

By:	/s/ Daniel F. Hopp
Daniel F. Hopp, Chairman of the Compensation Committee